SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________

Name:

Direxion Shares ETF Trust

Address of Principal Business Office (No. & Street, City, State Zip Code):

33 Whitehall Street, 10th Floor, New York, New York 10004

Telephone Number (including area code):

(800) 851-0511

Name and Address of Agent for Service of Process:

Daniel D. O’Neill, President, Rafferty Asset Management, LLC, 33 Whitehall Street, 10th Floor, New York, New York 10004

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES [X]  NO [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 30th day of April 2008.

DIREXION SHARES ETF TRUST

By:

/s/ Daniel D. O’Neill

Name:

Daniel D. O’Neill

Title:

Trustee

Attest:

/s/ Loren Norton

Name:

Loren Norton